Advancis Pharmaceutical Reports First Quarter 2007 Results

                 Amoxicillin PULSYS NDA Resubmitted in Quarter;
      $24 Million Raised in Private Equity Placement Following Quarter-end;
           Company Begins Process of Exploring Strategic Alternatives

      GERMANTOWN, Md., May 8 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter ended March 31, 2007.

      Advancis reported first quarter 2007 revenue of $1.8 million, up from revenue of $1.2 million in the fourth quarter of 2006 and $0.9 million in the first quarter of 2006. Advancis reported research and development (R&D) expenses in the first quarter of $7.5 million, compared to fourth quarter 2006 R&D expenses of $6.3 million and first quarter 2006 R&D expenses of $7.2 million. Total expenses for the first quarter of 2007 were $15.5 million, compared to $14.9 million in the fourth quarter of 2006 and $9.7 million in the first quarter of 2006.

      Net loss was $13.7 million for the first quarter, compared to a net loss of $13.8 million in the fourth quarter of 2006 and a net loss of $7.6 million in the first quarter of 2006. Net loss per share applicable to common stockholders during the first quarter of 2007 was ($0.38), compared to a net loss per share of ($0.44) in the prior quarter, and a net loss per share of ($0.25) in the comparable quarter of last year.

      "We are very pleased to have our Amoxicillin PULSYS regulatory process on track," stated Edward M. Rudnic, Ph.D., president and CEO of Advancis. "Also, we believe our recently completed financing will allow us to be selective as we explore potential strategic alternatives over the coming months."

      OPERATIONAL HIGHLIGHTS

      Amoxicillin PULSYS - NDA Submission Update

      On February 12, 2007, Advancis received a "refusal to file" letter from the Food and Drug Administration (FDA) after submitting a New Drug Application
(NDA) for its once-daily Amoxicillin PULSYS product for the treatment of adults and adolescents with acute pharyngitis and/or tonsillitis (commonly referred to as strep throat). In the letter, the FDA requested additional information to be included in the application relating to the Company's planned commercial manufacturing processes. Advancis participated in a meeting with the FDA on February 26, 2007, and obtained clarity on the additional information that was required for its NDA filing to be accepted.

      Advancis subsequently resubmitted its NDA via the 505(b)(2) regulatory pathway on March 23, 2007. The Company has been notified by the Agency that its NDA has been received, and if accepted for filing, the application would receive a Prescription Drug User Fee Act (PDUFA) target action date of January 23, 2008.

      Amoxicillin is currently not approved for once-daily dosing to treat pharyngitis. If approved for marketing, physicians prescribing Amoxicillin PULSYS would have available the first once-daily product in the aminopenicillin class for the treatment of pharyngitis while utilizing approximately one-half the amount of amoxicillin currently used. About 15 million patients annually seek relief of sore throat symptoms in the United States.

      Keflex(R) Capsules (Cephalexin, USP) - Commercialization Update

      During the first quarter, Advancis continued the commercialization of its recently launched 750mg strength Keflex capsules through a targeted and dedicated national contract sales force and Advancis district sales managers. Since its introduction, the number of prescriptions filled with Keflex 750mg capsules has continued to grow. Based on prescription data from IMS Health, total prescriptions filled for Keflex 750mg capsules in the first quarter of 2007 were 65,872 prescriptions, a 70% increase from fourth quarter 2006 total prescriptions of 38,636.

      Advancis has streamlined its contract sales representatives, allocating sales resources to their most productive areas and eliminating some underperforming territories. The Company currently has approximately 60 contract sales representatives and six Advancis district sales managers directly promoting Keflex 750mg capsules to targeted physicians across the U.S.

      Investment Bank Retained to Explore Strategic Alternatives

      During the first quarter, Advancis announced that its board of directors authorized the Company to evaluate various strategic alternatives to further enhance shareholder value. Advancis has retained Pacific Growth Equities, LLC, an investment bank focused on the life sciences industry, to assist in the evaluation of a full range of strategic alternatives available to the Company.

      Strategic alternatives the Company may pursue could include, but are not limited to, continued execution of the Company's operating plan, the sale of some or all of the Company's assets, partnering or other collaboration agreements, or a merger or other strategic transaction. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful or on attractive terms. The Company does not intend to disclose developments with respect to this process unless and until the evaluation of strategic alternatives has been completed.

      Financing Completed, Costs Identified for Reduction in 2007

      On April 18, 2007, Advancis announced that it completed the private placement of 10,155,000 shares of its common stock and warrants to purchase 7,616,250 shares of common stock, at a price of $2.36375 per unit. Units sold in the transaction consist of one share of the Company's common stock and a warrant to purchase 0.75 shares of common stock.

      The transaction raised approximately $24 million in gross proceeds. Advancis intends to use the proceeds from the financing to support the regulatory approval process of its Amoxicillin PULSYS product candidate and for working capital and general corporate purposes.

      The warrants have a five year term and an exercise price of $2.27 per share. Investors in the offering include existing shareholders and several additional new institutional investors. Pacific Growth Equities, LLC acted as placement agent for the transaction.

      In order to preserve the Company's resources, it has initiated cost reductions including personnel reductions, postponement of PULSYS clinical development programs other than Amoxicillin PULSYS for adults and adolescents, and elimination of other discretionary spending in 2007. Advancis' future development efforts for its PULSYS product candidates other than Amoxicillin PULSYS will be dependent upon its ability to secure additional capital or to find a partner to help fund their continued development.

      FINANCIAL DETAILS

      -- Total revenue, resulting entirely from net Keflex product sales, was $1.8 million in the first quarter of 2007, up from revenue of $1.2 million in the prior quarter, and $0.9 million for the first quarter of 2006. The Company recognizes Keflex revenue as product is shipped to customers.

      -- Operating expenses. First quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and the costs of the Company's clinical trials and research initiatives, were $7.5 million, up from $6.3 million in the previous quarter and $7.2 million in the first quarter of 2006. Increased sequential R&D expenses in the first quarter of 2007 primarily were due to an increase in development costs associated with the Company's contract manufacturing site in Clonmel, Ireland.

            Selling, general and administrative (SG&A) expenses totaled $7.7 million in the first quarter of 2007, down from $8.3 million in the fourth quarter of 2006, and up from $2.5 million in the first quarter of 2006, which did not include any selling or marketing expenses for Keflex 750mg capsules. Sequential changes in SG&A expenses were lower in the first quarter of 2007 primarily due to a decrease in market research costs and legal fees.

            Stock-based compensation recorded in the first quarter 2007 was a total of $0.6 million, consisting $0.2 million recorded in R&D expense and $0.4 million recorded in SG&A expense. In the fourth quarter 2006 and first quarter 2006, total stock-based compensation was an expense of $0.5 million and $0.9 million, respectively.

      -- Net loss for the first quarter of 2007 was $13.7 million. This compares to a net loss of $13.8 million in the fourth quarter of 2006, and $7.6 million in the first quarter of 2006.

      -- Net loss per share applicable to common stockholders for the first quarter of 2007 was ($0.38), compared to a loss per common share of ($0.44) in the prior quarter and ($0.25) in the first quarter of 2006. Higher net loss per share in the first quarter of 2007 compared to prior periods was attributable mainly to an increase in total expenses during the first quarter of 2007.

            Per share figures were computed on the basis of an average of 36.4 million shares outstanding in the first quarter of 2007, 31.5 million shares outstanding in the fourth quarter of 2006, and 30.0 million shares outstanding in the first quarter of 2006.

      -- Cash and marketable securities decreased by $9.3 million during the first quarter. Changes were composed of $13.7 million of operating losses and $0.7 million in loan payments; offset by $1.5 million for non-cash expenses and $3.6 million for working capital changes and other items.

      -- The Balance Sheet at the end of the first quarter of 2007 reflected $6.0 million of unrestricted cash, cash equivalents and marketable securities, compared to $15.4 million as of December 31, 2006, and $22.0 million as of March 31, 2006. Following the quarter-end, Advancis completed a private placement of equity resulting in approximately $22.3 million of net proceeds to the Company.

      FINANCIAL GUIDANCE AND FUTURE CASH REQUIREMENTS

      Advancis' estimates for its 2007 financial results remain unchanged; however, earnings per share estimates have been updated and now include the effect of the 10,155,000 common shares issued in the Company's private placement financing which closed on April 18, 2007. As previously announced, in order to preserve corporate resources, the Company has initiated cost reductions including personnel reductions, postponement of PULSYS clinical development programs other than Amoxicillin PULSYS for adults, and elimination of other discretionary spending.

      Total revenue for 2007 is expected to be approximately $10 million to $14 million, resulting from Keflex product sales. Net loss for the year is expected to be between $36 million and $40 million, or approximately $0.82 to $0.92 per diluted common share, based on approximately 43.7 million outstanding shares. Non-cash charges for 2007, consisting primarily of stock- based compensation expenses and depreciation and amortization, are expected to be approximately $7 million. Total cash used in 2007 is estimated to be between $25 and $33 million.

      These 2007 estimates are forward-looking statements that involve risks and uncertainties, and actual results could vary materially.

      CONFERENCE CALL

      The Company has scheduled a conference call for today, Tuesday, May 8, 2007 at 10:30 AM ET. During the call, Dr. Edward Rudnic, president and CEO, and Robert Low, vice president, finance and CFO, will discuss quarterly results and other corporate activities. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the Advancis Pharmaceutical conference call hosted by Dr. Rudnic. A replay of the call will be available on May 8, 2007 beginning at 12:30 PM ET and will be accessible until Tuesday, May 15, 2007 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 8091179.

      The conference call will also be broadcast simultaneously on the Company's website, http://www.advancispharm.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the Advancis website.

      About Advancis Pharmaceutical Corporation:

      Advancis Pharmaceutical Corporation (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of anti-infective drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.

      About Keflex:

      Keflex(R) (cephalexin capsules, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at http://www.advancispharm.com/products/keflex.

      This announcement contains historical financial information as of and for three-month periods ended March 31, 2007 and March 31, 2006 that is unaudited, and Advancis assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by independent accountants on an annual basis following the close of each calendar year.

      This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule, including, particularly, future plans with respect to its Amoxicillin PULSYS products; any statements regarding Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's existing and anticipated collaborative agreements; and any financial forecasts and projections for 2007 and thereafter included under the Financial Guidance section of this announcement.

      The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to
(1) raise additional capital and continue as an ongoing concern, (2) increase Keflex 750 sales, (3) obtain FDA approval for its Amoxicillin PULSYS product candidate, (4) successfully reduce costs, (5) maintain compliance with its outstanding credit facility with Merrill Lynch Capital, (6) reach profitability,
(7) prove that the preliminary findings for its product candidates are valid,
(8) receive required regulatory approvals, (9) successfully conduct clinical trials in a timely manner, (10) establish its competitive position for its products, (11) develop and commercialize products that are superior to existing or newly developed competitor products, (12) develop products without any defects, (13) have sufficient capital resources to fund its operations, (14) protect its intellectual property rights and patents, (15) implement its sales and marketing strategy, (16) successfully attract and retain collaborative partners, (17) successfully commercialize and gain market acceptance for its Keflex products, (18) successfully obtain sufficient manufactured quantities of its drug products at acceptable rates, and (19) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.


                     ADVANCIS PHARMACEUTICAL CORPORATION
                      CONDENSED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                                                  Three Months Ended March 31,
                                                    2007               2006

Product sales                                   $  1,773,037       $    860,231

Costs and expenses:
 Cost of product sales                               233,635             52,585
 Research and development                          7,528,872          7,201,200
 Selling, general and
  administrative                                   7,688,652          2,472,587
      Total expenses                              15,451,159          9,726,372

Loss from operations                             (13,678,122)        (8,866,141)

Interest income                                      134,027            293,762
Interest expense                                    (193,895)           (24,971)
Other income                                          75,000          1,000,000

Net loss                                        $(13,662,990)      $ (7,597,350)

Basic and diluted net loss per share            $      (0.38)      $      (0.25)

Shares used in calculation of basic
 and diluted net loss per share                   36,383,312         30,043,084

                     ADVANCIS PHARMACEUTICAL CORPORATION
                           CONDENSED BALANCE SHEETS
                                 (Unaudited)

                                               March 31,           December 31,
                                                 2007                  2006
                                     ASSETS

Current assets:
 Cash and cash equivalents                   $   5,530,115        $  14,856,738
 Marketable securities                             514,009              522,723
 Accounts receivable, net                        1,067,321              303,514
 Inventories, net                                2,165,252            2,077,390
 Prepaid expenses and other
  current assets                                 1,634,794            1,682,685
      Total current assets                      10,911,491           19,443,050

 Property and equipment, net                    11,148,785           11,764,627
 Restricted cash                                   872,180              872,180
 Deposits and other assets                       1,764,644            1,548,585
 Intangible assets, net                          8,087,908            8,377,327
      Total assets                           $  32,785,008        $  42,005,769

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
 Accounts payable                            $   7,049,328        $   2,285,736
 Accrued expenses and
  advances                                       7,641,917            7,817,224
 Lines of credit and short-
  term debt                                      6,222,222            6,888,889
 Note payable                                           --               75,000
 Deferred product revenue                          189,000              189,000
      Total current liabilities                 21,102,467           17,255,849

Deferred contract revenue                       11,625,000           11,625,000
Deferred rent and credit on
 lease concession                                1,241,239            1,252,900
     Total liabilities                          33,968,706           30,133,749

Commitments and contingencies
 Stockholders' equity (deficit):
  Preferred stock,
   undesignated                                         --                   --
  Common stock, par value                          364,019              363,625
  Capital in excess of par
   value                                       165,200,569          164,593,930
  Accumulated deficit                         (166,748,452)        (153,085,462)
  Accumulated other
   comprehensive loss                                  166                  (73)
       Total stockholders' equity
        (deficit)                               (1,183,698)          11,872,020
       Total liabilities and
        stockholders' equity
        (deficit)                            $  32,785,008        $  42,005,769

    The accompanying notes are an integral part of these financial statements.

                     ADVANCIS PHARMACEUTICAL CORPORATION
                      CONDENSED STATEMENTS OF CASH FLOWS
                                 (Unaudited)

                                                 Three Months Ended March 31,
                                                   2007               2006

Cash flows from operating
 activities:
 Net loss                                       $(13,662,990)      $ (7,597,350)
 Adjustments to reconcile net loss
  to net cash in operating
  activities:
  Depreciation and amortization                      951,897            988,366
  Stock-based compensation                           580,711            860,094
  Deferred rent and credit on
   lease concession                                  (11,661)             2,908
  Amortization of premium on
   marketable securities                               8,953            132,762
  Recognition of advance payment
   for potential sale of Keflex                           --         (1,000,000)
  Changes in:
    Accounts receivable                             (763,807)           534,394
    Inventories                                      (87,862)          (297,349)
    Prepaid expenses and other
     current assets                                   47,891            (19,444)
    Deposits other than on
     property and equipment, and
     other assets                                    194,087                 --
    Accounts payable                               4,763,592             47,168
    Accrued expenses and advances                   (270,989)          (732,409)
    Deferred product and contract
     revenue                                              --                 --
        Net cash used in
         operating activities                     (8,250,178)        (7,080,860)

Cash flows from investing activities:
 Purchase of marketable securities                        --         (6,727,999)
 Sale and maturities of marketable
  securities                                              --          9,040,000
 Purchases of property and
  equipment                                          (19,592)           (46,600)
 Deposits on property and
  equipment                                         (397,876)          (250,000)
 Restricted cash                                          --             32,454
       Net cash provided by (used in)
        investing activities                        (417,468)         2,047,855

Cash flows from financing activities:
 Payments on lines of credit                        (666,667)          (249,021)
 Proceeds from exercise of common
  stock options                                        7,690            261,850
       Net cash provided by (used in)
        financing activities                        (658,977)            12,829
 Net decrease in cash and cash
  equivalents                                     (9,326,623)        (5,020,176)

Cash and cash equivalents,
 beginning of period                              14,856,738         18,116,968

Cash and cash equivalents, end of
 period                                         $  5,530,115       $ 13,096,792

SOURCE  Advancis Pharmaceutical Corporation
    -0-                             05/08/2007
    /CONTACT: Robert Low, Vice President, Finance & CFO, +1-301-944-6690, rlow@advancispharm.com, or Bob Bannon, Vice President, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corporation/
    /Web site:  http://www.advancispharm.com
                http://www.advancispharm.com/products/keflex /
    (AVNC)